Exhibit 99.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

HEALTHMONT OF MISSOURI, LLC (“SELLER”),

CROWN HEALTHCARE INVESTMENTS, LLC (“PARENT”)

AND

FULTON MEDICAL CENTER, LLC (“BUYER”),

NUETERRA HOLDINGS, LLC (“NUETERRA”)

December 3, 2014

TABLE OF CONTENTS

1.	PURCHASE OF PURCHASED ASSETS		1

	1.1	Purchased Assets	1

	1.2	Excluded Assets	3

	1.3	Retained Liabilities	4

	1.4	Assumed Liabilities	5

	1.5	Environmental Report	5

	1.6	Purchase Price	6

	1.7	Prorations	6

	1.8	Accounts Receivable	6

2.	CLOSING		6

	2.1	Closing	6

	2.2	Actions of Seller at Closing	7

	2.3	Actions of Buyer at Closing	8

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		8

	3.1	Existence and Capacity	9

	3.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	9

	3.3	Binding Agreement	9

	3.4	Financial Statements	9

	3.5	Certain Post Financial Statement Date Results	10

	3.6	Licenses	11

	3.7	Certificates of Need	11

	3.8	Medicare Participation/Accreditation	11

	3.9	Regulatory Compliance	12

	3.10	Equipment	12

	3.11	Owned Real Property	12

	3.12	Title; Sufficiency of Assets	14

	3.13	Employee Benefit Plans	14

	3.14	Litigation or Proceedings	14

	3.15	Environmental Laws	15

	3.16	Hill-Burton and Other Liens	15

	3.17	Taxes	15

	3.18	Employee Relations	16

	3.19	Agreements and Commitments	17

i

	3.20	The Contracts	17

	3.21	Inventory	18

	3.22	Insurance	18

	3.23	Medical Staff Matters	18

	3.24	Experimental Procedures	18

	3.25	Condition of Assets	19

	3.26	Compliance Program	19

	3.27	Disclosure	19

	3.28	No Broker	19

	3.29	No Additional Warranties	19

	3.30	Other Information	20

	3.31	Third Party Payor Cost Reports	20

	3.32	Intellectual Property; Computer Software	20

	3.33	Improper Payments	21

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		21

	4.1	Existence and Capacity	21

	4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	21

	4.3	Binding Agreement	21

	4.4	Available Capital	21

	4.5	Litigation or Proceedings	21

	4.6	Performance	22

5.	COVENANTS OF SELLER PRIOR TO CLOSING		22

	5.1	Information	22

	5.2	Operations	22

	5.3	Negative Covenants	22

	5.4	Governmental Approvals	24

	5.5	Additional Financial Information	24

	5.6	No-Shop Clause	24

	5.7	Medical Staff Disclosure	24

	5.8	Surveys	24

6.	COVENANTS OF BUYER PRIOR TO CLOSING		24

	6.1	Governmental Approvals	24

	6.2	Title Commitment	25

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		25

	7.1	Representations/Warranties	26

	7.2	Pre-Closing Confirmations	26

	7.3	Title Commitment	26

	7.4	Actions/Proceedings	26

	7.5	Adverse Change	26

	7.6	Insolvency	26

	7.7	Consents	27

	7.8	Vesting	27

	7.9	Closing Deliveries	27

	7.10	Governmental Authorizations	27

	7.11	Data Migration	27

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		27

	8.1	Representations/Warranties	27

	8.2	Release of Obligations under RDA Loan	28

	8.3	Actions/Proceedings	28

	8.4	Closing Deliveries	28

	8.5	Buyer’s Due Diligence	28

9.	COVENANTS NOT TO COMPETE		28

	9.1	Seller’s Covenant Not to Compete and Non-Solicitation	28

	9.2	Remedies	28

10.	ADDITIONAL AGREEMENTS		29

	10.1	Termination Prior to Closing	29

	10.2	Professional and General Liability Coverage	29

	10.3	Post Closing Access to Information	30

	10.4	Preservation and Access to Records After the Closing	30

	10.5	Tax and Medicare Effect	31

	10.6	Reproduction of Documents	31

	10.7	Cooperation on Tax Matters	31

	10.8	Patient Billings	31

	10.9	Cost Reports	32

	10.10	Other Payments	33

	10.11	Employee Matters	33

	10.12	Use of Hospital Forms, Policies and Records	34

	10.13	Misdirected Payments, Etc.	34

11.	INDEMNIFICATION		34

	11.1	Indemnification by Buyer	34

	11.2	Indemnification by Seller	35

	11.3	Notice and Control of Litigation	35

	11.4	Notice of Claim	35

	11.5	Claims Period	36

	11.6	Liability Limits	36

	11.7	Effect of Taxes, Insurance and Other Sources of Reimbursement	37

12.	MISCELLANEOUS		37

	12.1	Schedules and Other Instruments	37

	12.2	Additional Assurances	37

	12.3	Consents, Approvals and Discretion	38

	12.4	Legal Fees and Costs	38

	12.5	Choice of Law	38

	12.6	Benefit/Assignment	38

	12.7	No Brokerage	38

	12.8	Cost of Transaction	38

	12.9	Confidentiality	39

	12.10	Public Announcements	39

	12.11	Waiver of Breach	39

	12.12	Notice	39

	12.13	Severability	40

	12.14	Gender and Number	40

	12.15	Divisions and Headings	40

	12.16	Survival	40

	12.17	Waiver of Jury Trial	41

	12.18	Accounting Date	41

	12.19	No Inferences	41

	12.20	No Third Party Beneficiaries	41

	12.21	Enforcement of Agreement	41

	12.22	Force Majeure	41

	12.23	Entire Agreement/Amendment	41

	12.24	Risk of Loss	42

	12.25	Construction	42

12.26	Waiver of Bulk Sales Law Compliance	42

12.27	Parent Guaranty	42

12.28	Nueterra Guaranty	43

v

EXHIBITS

Description	Exhibit

Definitions	A
General Assignment, Conveyance and Bill of Sale	B
Lease Assignments	C
Assignment and Assumption Agreement	D

SCHEDULES

Description	Schedule

Owned Real Property	1.1(a)
Leased Real Property	1.1(b)
Tangible Personal Property	1.1(c)
Leased Personal Property	1.1(d)
Contracts	1.1(h)
Permits	1.1(i)
Excluded Assets	1.2
Retained Real Property	1.2(c)
Certain Additional Retained Property	1.2(l)
Consents	3.2(b)
Absence of Conflicts	3.2(c)
Financial Statements	3.4
Certain Post-Balance Sheet Results	3.5
Licenses	3.6
Certificates of Need	3.7
Medicare Participation/Accreditation	3.8
Regulatory Compliance	3.9
Notice of Violation of Real Estate Law	3.11(a)
Easements and Other Limitations	3.11(c)
Accessibility Laws	3.11(d)
Tenant Leases	3.11(e)
Rent Roll	3.11(f)
Eminent Domain	3.11(g)
Flood Hazards	3.11(h)
Encroachments	3.11(i)
Permitted Encumbrances	3.12
Employee Benefit Plans	3.13
Litigation or Proceedings	3.14
Environmental Laws	3.15
Hill Burton	3.16
Taxes	3.17
Employee Relations	3.18
Employee Laws	3.18(b)

Employment Loss	3.18(c)
Agreements and Commitments	3.19
Insurance	3.22
Medical Staff Matters	3.23
Material Defects	3.25
Compliance Program	3.26
Brokers	3.28
Third Party Payor Cost Reports	3.31
Intellectual Property	3.32
Governmental Consents (Buyer)	4.2
Litigation or Proceedings (Buyer)	4.5
Required Consents (Buyer)	7.2

GLOSSARY OF DEFINED TERMS

Description	Section

Accessibility Laws	3.11(d)
Accounts Receivable	1.1(e)
Accrued Expenses	Exhibit A
Affiliate	Exhibit A
Agreement	Introduction
Assumed Liabilities	1.4
Assignment and Assumption Agreement	2.2(c)
Business Day	Exhibit A
Buyer	Introduction
Buyer Receivables	10.8(a)
Buyer Indemnified Parties	11.2
Buyer’s Knowledge or Knowledge of Buyer	Exhibit A
Buyer’s Representative	Exhibit A
Cap	11.6(b)
Claims Period	Exhibit A
Certificate of Need	3.7
CERCLA	3.15
Closing	2.1
Closing Date	2.1
Closing Documents	3.27
COBRA	1.4
Code	3.17
Compliance Program	3.26
Contracts	1.1(h)
Control	Exhibit A
Deposits	1.2(e)
Employee Benefits Plans	3.13
Environmental Laws	3.15
EHR Funds	1.2(b)
ERISA	3.13
Excluded Assets	1.2
Experimental Procedure	Exhibit A
Financial Statements	Exhibit A
Financial Statement Date	3.4(b)
FRA Program	1.2(b)
Fulton Medical Clinic	Recitals
GAAP	3.4
Government Entity	3.9
Government Programs	1.1(e)
HIPAA	3.9
HITECH Act	3.9

Healthcare Facilities	Recitals
Hospital	Recitals
Hospital Forms	10.12
Indemnified Party	11.3
Indemnifying Party	11.3
Insolvency Event(s)	7.6
Intellectual Property	Exhibit A
Interim Statements	5.5
Inventory	1.1(f)
Lease Assignment	2.2(c)
Leased Personal Property	1.1(d)
Leased Real Property	1.1(b)
Liens	Exhibit A
Loss	11.1
Losses	11.1
Material Adverse Effect	Exhibit A
MDH	3.6
Nueterra	Introduction
OMOB	Recitals
Owned Real Property	1.1(a)
Parent	Introduction
Permits	1.1(i)
Permitted Encumbrances	Exhibit A
Person	Exhibit A
Personal Property Leases	1.1(d)
Provider Agreements	1.1(h)
Purchased Assets	1.1
Purchase Price	1.6
RCRA	3.15
Representatives	Exhibit A
Required Consents	7.2(b)
Responsible Officers of Buyer	Exhibit A
Responsible Officers of Seller	Exhibit A
Retained Accounts Receivable	1.2(b)
Retained Employees	10.11(a)
Retained Liabilities	1.3
Seller	Introduction
Seller Indemnified Parties	11.1
Seller’s Knowledge or Knowledge of Seller	Exhibit A
Seller’s Representative	Exhibit A
Straddle Patients	10.8(a)
Surveys	5.8
Territory	9.1
Threshold	11.6(a)
Title Commitment	6.2
Title Company	6.2
WARN Act	3.18(c)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 3, 2014, by and among (i) HealthMont of Missouri, LLC, a Georgia limited liability company (the “Seller”), (ii) solely with respect to Section 12.27, Crown Healthcare Investments, LLC (f/k/a MedCare South, LLC) (“Parent”) a Georgia limited liability company, (iii) Fulton Medical Center, LLC, a Missouri limited liability company (the “Buyer”) and (iv) solely with respect to Section 12.28, Nueterra Holdings, LLC, a Delaware limited liability company (“Nueterra”).

RECITALS:

Whereas, Seller owns and operates Callaway Community Hospital and related healthcare facilities which consist of (a) a licensed 37-bed general acute care hospital located at 10 South Hospital Drive, Fulton, Missouri known as Callaway Community Hospital (the “Hospital”), (b) the Fulton Medical Clinic which consists of physician offices leased in Suites A, B, and F and the Specialty Clinic, Suite G, located in the building at 850 W. Hospital Drive, Fulton, Missouri (collectively, the “Fulton Medical Clinic”) and (c) the owned medical office building (“OMOB”) on South Hospital Drive, Fulton, MO containing (i) unit 20, physician office (vacant), (ii) units 22 & 24, occupied by the Physical Therapy Department, and (iii) unit 26, physician office (vacant). The Hospital, together with the Fulton Medical Clinic and the OMOB are collectively referred to as the “Healthcare Facilities”; and

Whereas, Buyer desires to buy from Seller, and Seller desires to sell and transfer to Buyer, the Healthcare Facilities and related assets;

Whereas, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings set forth in Exhibit A hereto.

NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE OF PURCHASED ASSETS

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 hereof), Seller agrees upon payment by Buyer to Seller of the Purchase Price in accordance with Section 1.6, to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase and acquire, the Hospital Facilities and all of the tangible and intangible assets of Seller associated therewith, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Purchased Assets”):

(a) the approximately 8.53 acres, more or less, of owned Real Property of Seller located in Fulton, Missouri, shown as tract 1A on the plat of survey prepared by Crockett Engineering Consultants dated September 26, 2012 the metes and bounds of which are described on Schedule 1.1(a), together with all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”);

(b) all the leasehold rights and interests of Seller in the leased real property located in Fulton, Missouri (the “Leased Real Property”) under lease agreements referenced in Schedule 1.1(b);

(c) the tangible personal property, including, without limitation, the equipment, vehicles, furniture and furnishings, the current list and general location of which are set forth on Schedule 1.1(c);

(d) all the rights and interests of Seller in the equipment and other personal property leased by Seller under the operating leases (“Personal Property Leases”) listed on Schedule 1.1(d) (the “Leased Personal Property”);

(e) all receivables generated by or pertaining to the business and operations of Seller and the rendering of healthcare services, including without limitation (but in each case exclusive of Retained Accounts Receivable) (i) receivables and reimbursement under Medicare, Medicaid, CHAMPUS/TRICARE (“Government Programs”), Blue Cross and other third party payors arising from the rendering of services to patients at the Healthcare Facilities, all patient, trade and other account receivables and assets included in working capital, credits, offsets, or reimbursements, together with any and all accrued interest thereon existing as of the close of business on the Closing Date; (ii) all claims for payment and/or reimbursement under Government Programs and other third party payors, in each case arising from the rendering of services to patients at the Healthcare Facilities or other actions of Seller prior to Closing (collectively, the “Accounts Receivable”);

(f) the inventory, including supplies and spare parts, owned by Seller as of the Closing Date that are used or held for use in the operation of the Healthcare Facilities (the “Inventory”);

(g) the medical records of Seller in respect of the Hospital patients, on the Date of Closing or discharged prior to Date of Closing, and the medical records of the Fulton Medical Clinic and the OMOB for patient encounters prior to the Date of Closing (except for records of patients belonging to a provider for whom the Hospital is acting merely as landlord or records of patients belonging to providers who at one time owned portions of the OMOB), all financial, patient, medical staff and personnel records of Seller relating to the Healthcare Facilities including, without limitation, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records;

(h) the rights and interests, to (i) Seller’s Medicare and Medicaid provider agreements (the “Provider Agreements”) and (ii) the rights and interests of Seller under contracts, commitments, leases and agreements of Seller listed on Schedule 1.1(h) (the “Contracts”);

(i) the licenses, permits, certificates, certificates of need, accreditations held by Seller relating to the ownership, development, and operation of the Healthcare Facilities (including, without limitation, any pending or approved governmental approvals and Seller’s Medicare provider number and other matters listed on Schedule 1.1(i)) (the “Permits”);

(j) the names, trade names, trademarks and service marks (or variations thereof) of Seller associated with the Healthcare Facilities (other than the trade names, trademarks, service marks and other Intellectual Property containing the words, “Crown Healthcare,” “Crown Healthcare Investments,” “MedCare,” “MedCare South,” “SunLink,” “HealthMont,” HealthMont of Missouri,” or any iteration or variation thereof), all goodwill associated therewith, and all applications and registrations, if any, associated therewith;

(k) the goodwill associated with the Healthcare Facilities and the Purchased Assets;

(l) the other property, other than the Excluded Assets, of every kind, character or description owned by Seller and solely used or held solely for use in the business of the Hospital or the Purchased Assets, wherever located;

(m) the rights and interests of Seller in operating and capitalized leases of personal property;

(n) the interest of Seller in all property of the foregoing types, arising or acquired in the ordinary course of the business of Seller in connection with the Healthcare Facilities between the date hereof and the Closing.

1.2 Excluded Assets. Notwithstanding the generality of Section 1.2, those assets, properties and rights of Seller described below, together with any assets described on Schedule 1.2, shall be transferred to and retained by Seller or an Affiliate of Seller, as the case may be, on or prior to Closing (collectively, the “Excluded Assets”) and shall not be assets of Seller at Closing:

(a) all cash, cash equivalents, marketable securities and bank accounts;

(b) all receivables generated by or pertaining to the business and operations of Seller and the rendering of healthcare services, including without limitation, (i) all claims and settlements made under cost reports filed, or to be filed, for periods prior to Closing relating to services rendered up to the Closing, (ii) claims for and rights to incentive payments (“EHR Funds”) for meaningful use of electronic health record technology (inclusive of EHR Funds received or receivable (x) under Medicaid, with respect to meaningful use heretofore attested to by Seller, and (y) under Medicare, in or with respect to the federal fiscal year ending September 30, 2013 and a prorated portion of EHR Funds receivable with respect to the federal fiscal year ending September 30, 2014), (iii) amounts and settlements made or paid, or to be made or paid, to Seller pursuant to the Federal Reimbursement Allowance Program of the State of Missouri (“FRA Program”) for or in respect of all Seller’s fiscal years ending on or prior to June 30, 2013 and a share prorated in accordance with Section 1.7 to Closing Date of all amounts and settlements made or paid, or to be made or paid, to Seller for or in respect of Seller’s fiscal year ending June 30, 2014, (iv) credits, offsets, carryforwards or refunds with respect to Federal, State or local income taxes for periods prior to the Closing Date, and (v) intercompany receivables due from Parent or its Affiliates, (all such in clauses (i)-(v), collectively, the “Retained Accounts Receivable”);

(c) the approximately 11.43 acres, more or less, of owned real property of Seller located in Fulton, Missouri, shown as tract 1B on the plat of survey prepared by Crockett Engineering Consultants dated September 26, 2012 the metes and bounds of which tracts are described on Schedule 1.2(c);

(d) the names “HealthMont,” HealthMont of Missouri,” “SunLink,” “MedCare,” “MedCare South,” “Crown Healthcare,” “Crown Healthcare Investments” and all iterations thereof;

(e) all deposits, advances, and pre-paid expenses (collectively, the “Deposits”), all utilities to be transferred into Buyer’s name at Closing;

(f) all rights to causes of action, lawsuits, judgments, claims and demands, of any nature available to or being pursued by the Seller existing on the Closing Date or arising from the Seller’s operations prior to the Closing Date whether or not booked and included as a receivable in Seller’s balance sheet and whether or not disclosed and all rights and defenses in respect of any obligations or liabilities retained by Seller;

(g) the rights that accrue to Seller under this Agreement;

(h) any and all claims and defenses, of whatever nature relating to taxes (including without limitation any interest or penalties and amounts due state unemployment authorities) or insurance arising during or relating to any period prior to Closing;

(i) the charter documents of the Seller, minute books, stock ledgers, tax identification numbers, books of account and other constituent records relating to the corporate organization of the Seller and Seller’s records relating to the Excluded Assets and Assumed Liabilities (as defined below), as well as any records which by law Seller is required to maintain in its possession;

(j) all ownership and other rights in connection with and the assets of Seller’s or its Affiliates’ employee benefit plans, and contracts or agreements related thereto;

(k) all rights to proceeds from liability, medical malpractice, workers compensation and other insurance policies relating to claims arising or relating to any period prior to Closing as to which Seller has an obligation to indemnify Buyer pursuant to Section 11.2 or otherwise; and

(l) the tangible personal property described on Schedule 1.2(l).

1.3 Retained Liabilities. In connection with the conveyance of the Purchased Assets to Buyer, Seller shall retain all indebtedness, commitments, liabilities and obligations of Seller, fixed or contingent, recorded or unrecorded, (other than, in each case, the Assumed Liabilities) existing as of the Closing Date (collectively, the “Retained Liabilities”) including without limitation those which are disclosed in this Agreement, the Schedules or in documents delivered or made available for inspection by Seller pursuant thereto or consist of (i) indebtedness for borrowed money, capital lease or obligation for the deferred payment of the purchase price of property or services of Seller existing on or incurred prior to the Closing Date, (ii) liabilities disclosed or reserved against in the Financial Statements or incurred or accruing after the date of such Financial Statements consistent with Sections 5.2 and 5.4 hereof prior to Closing, (iii) claims or potential claims by Government Programs and/or Blue Cross (including with respect of EHR Funds) in respect of cost reports filed by Seller, or to be filed, for periods prior to Closing relating to services rendered up to the Closing, (iv) liabilities and obligations of Seller and its Affiliates arising under the terms of the FRA Program, Government Programs, Blue Cross, or other third party payor programs relating to services rendered by Seller prior to Closing, (v) any liabilities or obligations to the extent arising in respect of any of the Excluded Assets, (vi) any civil or criminal obligation or liability resulting from any material violation by Seller prior to the Closing of federal, state or local law or resulting from any federal, state or local investigations of, or claims or actions against, Seller with respect to acts or omissions of Seller prior to the Closing constituting a material violation of federal, state or local law, (vii) federal or state income tax liabilities of Seller, and (viii) except for the Assumed Liabilities, all other existing liabilities, indebtedness, commitments, or obligations of Seller, whether known or unknown, fixed or contingent, recorded or unrecorded, incurred prior to Closing.

1.4 Assumed Liabilities. In connection with Buyer’s purchase of the Purchased Assets, Buyer shall assume the following indebtedness, commitments, liabilities and obligations of Seller, fixed or contingent, recorded or unrecorded incurred from and after Closing: (i) performance following the Closing of the obligations of Seller under the Real Property Leases, the Personal Property Leases and the Contracts; (ii) payment following the Closing of the obligations of Seller in respect of property taxes and utilities for the Owned Real Property, Leased Real Property and Leased Personal Property, (iii) performance following the Closing of the obligations of Seller under the Provider Agreements with respect to obligations incurred with respect to any period after the Closing; (iv) performance following the Closing of the obligations arising after Closing under all permits, approvals, licenses, qualifications, registrations, or certifications relating to the Purchased Assets; (v) performance following the Closing of any liabilities or obligations to former employees of Seller under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) accruing on or after the Closing Date, (vi) performance following the Closing of the obligations of Seller in respect of all obligations arising with respect to the period after Closing under all Physician Employment Agreements and (vii) performance and payment of all obligations or liabilities of Seller arising or incurred in respect of periods, or ownership or operations by Buyer of the Purchased Assets, following the Closing (collectively, the “Assumed Liabilities”).

1.5 Environmental Report. Promptly following the execution of this Agreement, Buyer shall be entitled at Buyer’s expense to obtain a current Phase I Environmental Site Assessment of the Owned Real Property including the Hospital, and at Buyer’s sole discretion, Leased Real Property, prepared by a firm selected by Buyer, and the scope, findings, and conclusions of such report shall be reasonably satisfactory to Buyer. Any such Phase I Environmental Site Assessment shall be obtained on or prior to November 15, 2014. If the Phase I Environmental Audit is not reasonably satisfactory to Buyer, Buyer shall immediately advise

Seller in writing. In the event Buyer so advises Seller, Seller shall have the option of (i) terminating this Agreement without further liability to either party or (ii) permitting Buyer to conduct at Buyer’s expense a Phase II Environmental Site Assessment promptly thereafter, to be completed no later than December 31, 2014, and if such Phase II Environmental Site Assessment is not reasonably satisfactory to Buyer, Buyer shall immediately notify Seller in writing and this Agreement shall terminate without liability to either party. Any such Phase I or Phase II Environmental Site Assessment shall conclusively be deemed satisfactory to Buyer if the reasonably estimated cost of any remediation is less than $100,000.

1.6 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Seller herein set forth and as consideration for the sale and purchase of the Purchased Assets (hereinafter defined) as contemplated herein, the purchase price shall be an amount equal to (i) Six Million Ninety Thousand and No/100 Dollars ($6,090,000.00) (ii) plus the amount of Accounts Receivable (which shall be paid over to Seller as provided in Section 1.8) and (ii) plus or minus the proration of items pursuant to Section 1.7 between Buyer and Seller at Closing (“Purchase Price”). At Closing, Buyer shall pay Purchase Price (less the amount of Accounts Receivable) to Seller or its designee at Closing by wire transfer to Seller of immediately available funds.

1.7 Prorations. Except as otherwise provided herein, Seller and Buyer shall prorate as of the Closing Date with respect to (a) ad valorem taxes and personal property taxes, if any, on the owned Purchased Assets based upon the amounts set forth in the current bills and the number of days in the taxable period prior to the Closing Date and in the same taxable period following the Closing Date, (b) FRA Program payments made to the Buyer on account of indigent care provided by the Hospital in respect of the State of Missouri fiscal year 2014 based on the number of days in such year prior to the Closing Date and following the Closing Date, (c) EHR Funds receivable by Buyer with respect to the federal fiscal year ending September 30, 2014, (d) rents with respect to the Leased Real Property and the Leased Personal Property and (e) all utilities servicing any of the Healthcare Facilities, including water, sewer, telephone, electricity and gas service, based in each case upon number of days occurring prior to the Closing Date and following the Closing Date during the billing period for each such charge.

1.8 Accounts Receivable. The portion of the Purchase Price represented by the Accounts Receivable shall be paid over by Buyer to Seller as follows: (i) promptly after Closing, the Buyer shall commence and thereafter use all commercially reasonable efforts to collect all Accounts Receivable purchased from Seller and pay over to Seller monthly, on the 5th day of each succeeding month, all collections of the same less a 5% collection fee and (ii) upon demand by the Seller, any Accounts Receivable not collected by the Buyer within one hundred eighty (180) days after Closing, shall be reassigned by the Buyer to Seller at no charge, free and clear of any claim of or arising through the Buyer.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place at

10:00 a.m. local time, at the offices of Smith, Gambrell & Russell, LLP, Suite 3100 Promenade, 1230 Peachtree Street NE, Atlanta, GA 30309 or such other location as agreed upon by the parties. The Closing shall occur on December 31, 2014 or on such other date as the parties may mutually designate in writing (the “Closing Date”) and either party may, as and to the extent provided in Section 10.1, terminate this agreement if the Closing has not occurred by the close of business on December 31, 2014.

2.2 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a) Limited Warranty Deed(s), with covenants against grantors acts only, fully executed and in recordable form, conveying to Buyer good and marketable fee simple title to the Owned Real Property described in Schedule 1.1(a) subject only to the Permitted Encumbrances that Seller is not required to remove or cure pursuant to Section 6.2 unless Seller otherwise removes or cures any such encumbrance after objection thereto by Buyer pursuant to Section 6.2 (as used in this Agreement, “good and marketable fee simple title” shall mean insurable by a national Title Company at standard rates);

(b) General Assignment, Conveyance and Bill of Sale substantially in the form attached as Exhibit B, fully executed by Seller, conveying to Buyer good and valid title to the Purchased Assets (exclusive of Seller’s interest in the Contracts) which are a part of the Purchased Assets, free and clear of Liens other than the Assumed Liabilities and Permitted Encumbrances referred to in Schedule 3.12;

(c) An Assignment of Leases Agreement substantially in the form attached hereto as Exhibit C (the “Lease Assignments”), fully executed by Seller, assigning and conveying to Buyer Seller’s interest in the Leased Real Property and Leased Personal Property;

(d) An Assignment and Assumption Agreements substantially in the form attached as Exhibit D (the “Assignment and Assumption Agreements”), fully executed by Seller, assigning and conveying to Buyer Seller’s interest in the Contracts and assignable Permits subject to Seller’s reservation of rights under Medicare and Medicaid provider agreements as provided herein;

(e) All instruments and documents reasonably required by the Title Company (as defined in Section 6.2 hereof) to issue the title policy contemplated by the Title Commitment at Closing, including, but not limited to, an affidavit of title in the form reasonably required by the Title Company in order to issue its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements or for other rights of parties in possession except as otherwise disclosed thereon; an affidavit of seller’s residence; and a Seller’s Affidavit Regarding Brokers, in each case in the form reasonably required by the Title Company;

(f) Copies of resolutions duly adopted by the Manager or board of directors of Seller, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller;

(g) Copies of resolutions duly adopted by the Manager or board of directors of the Seller authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller;

(h) Certificates of the Manager, President or a Vice President of Seller, certifying that each covenant and agreement of Seller to be performed or prior to or as of the Closing pursuant to this Agreement has been performed in all material respects and the representations and warranties of Seller, considered as a whole, are true and correct in all material respects on the Closing Date, as if made on and as of the Closing;

(i) Certificates of incumbency for the officers of Seller executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(j) The Escrow Agreement, executed by Seller; and

(k) Such other instruments and documents as are necessary and are reasonably requested by Buyer to effect the transactions contemplated hereby.

2.3 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) The Purchase Price in accordance with Section 1.7 hereof;

(b) Copies of resolutions duly adopted by the sole member of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the sole member of Buyer;

(c) Certificate of the sole member of Buyer, certifying that each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed in all material respects and the representations and warranties of Buyer, considered as a whole, are true and correct in all material respects on the Closing Date, as if made on and as of the Closing;

(d) The Escrow Agreement, executed by Buyer; and

(e) Such other instruments and documents as Seller may reasonably deem necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Prior to execution of this Agreement, Seller has delivered to Buyer the Seller’s Schedules (which Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the Schedules relate) it being understood that matters disclosed in a Schedule applicable to one section shall be deemed to be disclosed with respect to any other Schedules where it is reasonably apparent that the matters so disclosed are also applicable to another of the Seller’s Schedules. As of the date hereof, and (when read in light of the Schedules as and to the extent updated in accordance with the provisions of Section 12.1 hereof), as of the Closing Date, Seller represents and warrants to Buyer the following:

3.1 Existence and Capacity. Seller is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Georgia. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller, and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation of the transactions contemplated herein by Seller:

(a) are within its limited liability company powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate limited liability company action;

(b) except as provided in Section 5.4 below or as set forth on Schedule 3.2(b), do not require any approval or consent of, or filing by Seller, or to Seller’s Knowledge, by Seller, with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 3.2(c), will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any debt instrument or other indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound, other than a breach or contravention of any restriction or consent or notice requirement imposed under any change of control, assignment or other similar provision of a Contract which would not be reasonably likely to result in a Material Adverse Effect;

(d) will not violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order known to Seller of any governmental authority.

3.3 Binding Agreement. This Agreement and all agreements to which Seller will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof except as such enforcement may be limited by laws affecting creditors’ rights generally and by general equitable principles.

3.4 Financial Statements. Seller has delivered to or made available for inspection by Buyer true and correct copies of the Financial Statements of Seller covering Seller’s operation of the Healthcare Facilities, copies of which Financial Statements are attached as Schedule 3.4:

(a) Seller’s balance sheets, income statements, and statements of cash flows for the fiscal years ended June 30, 2013, 2012 and 2011 compiled from Seller’s books and records and from the audited balance sheets, income statements, and statements of cash flows of the ultimate parent of Seller for the corresponding fiscal years;

(b) Seller’s unaudited balance sheet as of, and income statement, and statement of cash flows for the six month period ended December 31, 2013 (the “Financial Statement Date”).

Such Financial Statements were prepared in the normal course of business based upon the books and records of the Healthcare Facilities as historically maintained and fairly represent, in accordance with generally accepted accounting principles (except as to the absence of footnotes and subject to year-end audit adjustments) (“GAAP”) in all material respects, Seller’s financial condition and results of operations as of the dates and for the periods indicated thereon.

3.5 Certain Post Financial Statement Date Results. Except as set forth in Schedule 3.5, since the Financial Statement Date referenced in Section 3.4 there has not been any:

(a) material damage, destruction, or loss in excess of $100,000 (whether or not covered by insurance) affecting the tangible Purchased Assets;

(b) any Material Adverse Effect;

(c) to Seller’s Knowledge, threatened employee strike, work stoppage, or labor dispute pertaining to Seller or the Healthcare Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Purchased Assets having a value in excess of Twenty Five Thousand Dollars ($25,000) (other than supplies and inventory), except in the ordinary course of business which is not replaced by Seller with property, plant or equipment of comparable value prior to Closing;

(e) general increases in the compensation payable by Seller to any of its employees or independent contractors providing services to the Healthcare Facilities, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, except in the ordinary course of business;

(f) changes in the composition of the medical staff of the Hospital, other than normal turnover occurring in the ordinary course of business;

(g) changes in the rates charged by the Healthcare Facilities for their services, other than those made in the ordinary course of business;

(h) changes in accounting methods or practices or changes in depreciation or amortization policies, employed by Seller with respect to the Healthcare Facilities, except as otherwise required by law or regulations including regulations, requirements and guidelines issued by the Securities and Exchange Commission;

(i) transactions pertaining to the Healthcare Facilities by Seller outside the ordinary course of business.

3.6 Licenses. The Hospital is and will be duly licensed, as of the date of Closing, as an acute care hospital pursuant to the applicable laws of the State of Missouri. All departments of the Hospital which are required to be specially licensed are duly licensed by the Missouri Department of Health & Senior Services, or other appropriate licensing agency (“MDH”), except where the failure to be so licensed would not adversely affect in any material respect the ability of Seller to carry on the business of operating the Healthcare Facilities. Seller has all other material licenses, registrations, permits, and approvals which are necessary or required by law to operate the businesses related to or affecting the Healthcare Facilities or any ancillary services related thereto substantially as presently operated. Seller has made available for inspection by Buyer an accurate list (Schedule 3.6) of all such licenses, registrations, permits and approvals owned or held by Seller relating to the ownership or operation of the Healthcare Facilities, all of which are now and as of the Closing shall be in good standing and not subject to meritorious challenge, except where such failure or challenge would not have an adverse effect on Seller, the operation of the Healthcare Facilities in any material respect.

3.7 Certificates of Need. Schedule 3.7 lists all certificate of need approvals held by Seller with respect to the Healthcare Facilities, which constitute all certificate of need approvals necessary for Seller to own and operate the Healthcare Facilities and the Purchased Assets and to carry on the Hospital’s business as currently conducted. Seller and the Facilities, as applicable, are, and at all times have been, in material compliance with the terms and conditions of any such certificates of need approvals. Each such certificate of need is valid and in good standing and not subject to meritorious challenge. Of the 37 licensed beds of the Hospital, 18 are licensed as medical surgical beds and 19 are licensed as psychiatric. No Certificate of Need applications, requests for letters of nonreviewability or determination requests pertaining to the Healthcare Facilities are currently pending. As used herein, “Certificate of Need” means a written statement issued by the MDH evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or capital expenditure.

3.8 Medicare Participation/Accreditation. The Healthcare Facilities are qualified for participation in the Government Programs through the provider contracts of Seller, are in material compliance with the conditions of participation in such programs, and have received all approvals or qualifications necessary for reimbursement thereunder. There is no Proceeding, survey, or other action pending, or, to Seller’s Knowledge, threatened, involving any of the Government Programs or any other third party payor programs, including the Healthcare Facilities’ participation in and the reimbursement received by Seller with respect to the Healthcare Facilities from the Government Programs or any other third party payor programs. “Proceeding” means any claim, action, arbitration, audit (including, without limitation, any audit by any Medicaid Integrity Contractor, Comprehensive Error Rate Testing, Zone Program Integrity Contractor or similar audits), hearing, investigation, litigation suit or other similar proceeding by or before a Governmental Authority. The services provided by the Hospital are duly accredited as part of The Joint Commission’s accreditation for the period specified on Schedule 3.8. Copies of the most recent accreditation letter from The Joint Commission pertaining to the Hospital has been made available to Buyer. The billing practices of Seller with respect to the Healthcare Facilities to all third party payors, including the Government Programs and private insurance companies, have been in material compliance with applicable laws, regulations and policies of such third party payors including the Government Programs, and to Seller’s Knowledge, Seller has not billed or received any payment or reimbursement in excess of amounts allowed by law, except as and to the extent that liability for such overpayment is either immaterial or has been satisfied in connection with normal cost report settlements in the ordinary course of business. Seller has not been excluded from participation in the Government Programs nor to Seller’s Knowledge is any such exclusion threatened. Based upon and in reliance upon Seller’s review of (i) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (ii) the “List of Parties Excluded From Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/), none of the officers, directors or managing employees of Seller have been excluded from participation in the Government Programs. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.8, Seller has not received any written notice pertaining to the Hospital from any of the Government Programs, or any other third party payor programs of any pending or threatened investigations or surveys (other than surveys in the ordinary course of business).

3.9 Regulatory Compliance. Except as set forth on Schedule 3.9, Seller is and, to the Knowledge of Seller, at all times within the period of Parent’s ownership of Seller has been, in compliance in all respects with applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over Seller and the operations of the Healthcare Facilities, including, but not limited to, the accreditation standards of an organization with deeming authorization under the Clinical Laboratory Improvement Amendments (CLIA) and the provisions of the Mammography Quality Standards Act (MQSA) and the regulations associated therewith. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Seller has timely filed, or by the due date will file, all material reports, data, and other information required to be filed with the Government Entities, except where the failure to so file would not have a Material Adverse Effect. To the Knowledge of Seller, neither Seller nor any of its employees, have committed any violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Physician Self-Referral Law, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. To the Knowledge of Seller, Seller is in compliance with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the electronic data interchange regulations and the health care privacy and security regulations, as of the applicable effective dates for such requirements (Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (2009)).

3.10 Equipment. Since the Financial Statement Date, Seller has not sold or otherwise disposed of any item of equipment having a value in excess of Twenty Five Thousand Dollars ($25,000) or constituting any part of the Purchased Assets.

3.11 Owned Real Property. With respect to the Owned Real Property:

(a) Except as described on Schedule 3.11(a), the Owned Real Property does not violate any applicable ordinance or other law, order, regulation, or requirement except any such violation which would not adversely affect in any material respect the use thereof as currently being used and has not received notice of condemnation or the like relating to any part of the Owned Real Property or the operation thereof;

(b) Seller has not received notice that the Owned Real Property or its operation violate any applicable zoning ordinances, nor, to Seller’s Knowledge, will the Buyer’s operation of an acute care hospital on the Owned Real Property as presently operated result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and Seller has received no written notice that the buildings and improvements constituting the Owned Real Property are noncompliant in any material respect with any building codes;

(c) Except as described on Schedule 3.11(c), the Owned Real Property is subject to no easements, restrictions, ordinances, or such other limitations on title so as to make such property unusable for its current use or the title uninsurable or unmarketable or which materially restrict or impair the use, marketability or insurability of the Owned Real Property;

(d) Except as described on Schedule 3.11(d) and subject to any applicable “grandfathered” or other pre-existing rights and conditions under the Accessibility Laws (as hereafter defined), the Owned Real Property is in substantial compliance with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and the provisions of any comparable state statute relative to accessibility (these laws are referred to, collectively, as the “Accessibility Laws”), and there is no pending, or, to Seller’s Knowledge, threatened litigation, administrative action or complaint (whether from state, federal or local government or from any other person, group or entity) relating to compliance of any of the Owned Real Property with the Accessibility Laws;

(e) Except as described on Schedule 3.11(e), there are no tenants or other persons or entities occupying any space in the Owned Real Property, other than pursuant to tenant leases described in Schedule 3.11(e) and, except as described on Schedule 3.11(e), no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any material amount is owed to any tenant, nor is any landlord improvement work required, except as disclosed in Schedule 3.11(e);

(f) Schedule 3.11(f) sets forth a “rent roll” which sets forth for any leases at the Healthcare Facilities where Seller is the landlord: (i) the names of then current tenants; (ii) the rental payments for the then current month under each of the leases; (iii) a list of all then delinquent rental payments; (iv) a list of any material concessions granted to tenants; (v) a list of tenant deposits and a description of any application thereof, and (vi) a list of all uncured material defaults under the leases known to Seller;

(g) Except as described on Schedule 3.11(g), Seller has not received any written notice of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property;

(h) Except as described on Schedule 3.11(h), the Owned Real Property is not located within a one hundred year flood plain or, to Seller’s Knowledge, an area identified by the Secretary of Housing and Urban Development as having “special flood hazards,” as such term is used in the National Flood Insurance Act of 1968, as amended and supplemented by The Flood Disaster Protection Act of 1973, and in regulations, interpretations and rulings thereunder; and

(i) Except as described on Schedule 3.11(i), to Seller’s Knowledge, the existing improvements located upon the Owned Real Property do not encroach upon adjacent premises or upon existing utility company easements and existing restrictions are not violated by the improvements located on the Owned Real Property.

3.12 Title; Sufficiency of Assets. As of the Closing, Seller shall own and hold good and marketable title to the Owned Real Property and good and valid title to all other owned Purchased Assets and a good and valid leasehold interest in the Leased Real Property and Leased Personal Property, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge other than the Permitted Encumbrances referenced on Schedule 3.12. The Purchased Assets consist of all the assets used to operate and are adequate for the purposes of operating the Healthcare Facilities in the manner in which it has been operated prior to Closing except for assets utilized by Parent in its home office such as computers, copiers, licensed software, cost report records, etc. to provide accounting, financial and management services to Seller and other hospitals owned by Parent. To Seller’s Knowledge, there are no facts or conditions affecting the Purchased Assets (exclusive of those affecting generally the healthcare industry or other hospitals similarly situated with the Healthcare Facilities) which would reasonably be expected, individually or in the aggregate, to interfere in any respect with the use, occupancy or operation of the Purchased Assets substantially as currently used, occupied or operated, or their adequacy for such use.

3.13 Employee Benefit Plans. Attached hereto is an accurate list (Schedule 3.13) of all “employee welfare benefit plans” and “employee pension benefit plans,” as such terms are defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other group employee benefit plan, agreement, arrangement or plans, arrangements and understanding maintained for the benefit of Seller (collectively, the “Employee Benefit Plans”) which relate to the Hospital. Neither Seller nor any Affiliate of Seller has taken any action, or omitted to take any action, with respect to the Employee Benefit Plans which reasonably would be expected to result in a Lien on any of the Purchased Assets.

3.14 Litigation or Proceedings. Schedule 3.14 contains an accurate list of all litigation pending with respect to the Seller or the Healthcare Facilities. Seller is not in default under any order of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality related to the Healthcare Facilities. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.14, there are no claims, actions, suits, proceedings, or investigations pending, or, to the Knowledge of Seller, threatened against or related to the Healthcare Facilities, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

3.15 Environmental Laws. As of the Closing, except as set forth on Schedule 3.15 or as disclosed in the Phase I: (i) the Owned Real Property is in material compliance with applicable federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (iii) Seller has not received any notice alleging or asserting either a violation of any Environmental Law or a legal obligation to investigate, assess, remove, or remediate any property that is a Purchased Asset under this Agreement, including but not limited to the Owned Real Property, under or pursuant to any Environmental Law. Except as set forth on Schedule 3.15 hereto, to Seller’s Knowledge, no Hazardous Substances have been, and through the Closing Date will not be, possessed, managed, processed, released, handled, disposed of on or released or discharged from or onto, or to Seller’s Knowledge, threatened, to be released from or onto, the Owned Real Property or Leased Real Property (including groundwater) by Seller in violation of any applicable Environmental Law. Except as set forth on Schedule 3.15 hereto, Seller has not allowed, and, to Seller’s Knowledge, no prior owners, operators or occupants of the Owned Real Property have allowed, any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Owned Real Property in a manner which is in violation of any Environmental Law not subsequently remedied, and Seller has complied in all material respects with Environmental Laws applicable to any part of the Owned Real Property. Seller shall promptly notify Buyer should Seller become aware of any lien, notice, litigation, or threat of litigation relating to any alleged or actual unauthorized release of any Hazardous Substance with respect to any part of the Owned Real Property. Except as set forth on Schedule 3.15, to Seller’s Knowledge, the physical plants located on the Owned Real Property do not contain regulated asbestos-containing material in any form. Without in any way limiting the generality of the foregoing: (i) all underground storage tanks located on the Owned Real Property and all information in Seller’s or Seller’s possession relating to the capacity, uses, dates of installation and contents of such tanks located on the Owned Real Property are identified in Schedule 3.15, to Seller’s Knowledge; (ii) there are no, nor have there ever been, any collection dumps, pits, and disposal facilities or surface impoundments located on the Owned Real Property for the containment of Hazardous Substances except any identified in Schedule 3.15; and (iii) all existing underground storage tanks have been maintained in material compliance with applicable Environmental Laws.

3.16 Hill-Burton and Other Liens. Except as set forth on Schedule 3.16, the Healthcare Facilities are not subject to any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to healthcare facilities. The transactions contemplated hereby will not result in any obligation on Buyer or any of its Affiliates to repay any of such loans, grants or loan guarantees.

3.17 Taxes. With respect to the Healthcare Facilities, except as otherwise set forth on Schedule 3.17, Seller has filed all federal, state and local tax returns required to have been filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts due state unemployment authorities) which are shown due and payable on any tax returns for which Seller has liability to the appropriate tax authorities. Seller has withheld proper and accurate amounts from its employees’ compensation in compliance with all applicable withholding and similar provisions of the Internal Revenue Code of 1986 (the “Code”), including employee withholding and social security taxes, and any and all other applicable laws. No deficiencies for any of such taxes have been asserted, or to Seller’s Knowledge, threatened, and no audit on any such returns is currently under way or, to Seller’s Knowledge, threatened. There are no outstanding agreements by Seller for the extension of time for the assessment of any such taxes. Except as set forth on Schedule 3.17, Seller has not taken and will not take any action in respect of any federal, state or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have a Material Adverse Effect upon Seller, the Healthcare Facilities as of or subsequent to Closing. There are no tax liens on any of the Purchased Assets and, to Seller’s Knowledge; no basis exists for the imposition of any such liens (other than for liens that arise for taxes that are not yet due and payable).

3.18 Employee Relations.

(a) Except as set forth on Schedule 3.18 hereto, there has not been within the last three (3) years, there is not presently pending, or to Seller’s Knowledge, threatened, and no event has occurred or circumstance exists that could provide the basis for, any strike, slowdown, picketing, work stoppage, or employee grievance process, or any proceeding against or affecting Seller or the Healthcare Facilities relating to an alleged violation of any legal requirements pertaining to labor relations, including any charge, complaint, or unfair labor practices claim filed by an employee, union, or other Person with the National Labor Relations Board or any comparable governmental body, organizational activity, or other labor dispute against or affecting Seller. With respect to Seller employees, (i) no collective bargaining agreement exists or is currently being negotiated by Seller; (ii) to Seller’s Knowledge, no application for certification of a collective bargaining agent is pending; (iii) no demand on Seller has been made for recognition by a labor organization; (iv) to Seller’s Knowledge, no union representation question exists or union organizing activities are taking place; and (v) none of Seller employees is represented by any labor union or organization.

(b) Seller has complied in all material respects with applicable legal requirements relating to employment; employment practices; terms and conditions of employment; equal employment opportunity; nondiscrimination; immigration; wages; hours; benefits; payment of employment, social security, and similar taxes; occupational safety and health; and plant closing related to the Healthcare Facilities, the non-compliance with which would reasonably be expected to result in any material liability. Except as set forth in Schedule 3.18(b), Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth in Schedule 3.18(b), there are no pending or, to Seller’s Knowledge, threatened claims before the Equal Employment Opportunity Commission (or comparable state agency), complaints before the Occupational Safety and Health Administration (or comparable state agency), wage and hour claims, unemployment compensation claims, workers’ compensation claims, or the like related to the Hospital.

(c) Seller has made available for inspection by Buyer the personnel records of all of Seller’s employees who provide services at the Healthcare Facilities and the salary or wage records for such employees including records reflecting paid-time-off that is accrued or credited but unused or unpaid. Schedule 3.18(c) contains copies of each employment, consulting, independent contractor, bonus, or severance agreement to which Seller is a party and which relates primarily to the operation of the Healthcare Facilities. Schedule 3.18(c) sets forth the employees who had an “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), within the ninety (90) days preceding the Closing; in relation to the foregoing, Seller has not violated the WARN Act or any similar state or local legal requirements. Except as set forth in Schedule 3.18(c), to Seller’s Knowledge, no officer, director, agent, employee, consultant, or independent contractor of Seller is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or independent contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller.

3.19 Agreements and Commitments. Schedule 3.19 contains an accurate list of all commitments, contracts, leases, and agreements, written or oral, of Seller which materially affect the Healthcare Facilities, or the operation thereof and has made available for inspection by Buyer all such documents, including, without limitation, (a) Physician Employment Agreements, (b) agreements with health maintenance organizations, preferred provider organizations, or other alternative delivery systems, (c) joint venture or partnership agreements, (d) employment contracts or any other contracts, agreements, or commitments to or with individual employees or agents, (e) contracts or commitments materially affecting ownership of, title to, use of or any interest in real estate including any tenant leases, (f) equipment leases, (g) equipment maintenance agreements, (h) agreements with municipalities, (i) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (j) loan agreements, mortgages, liens, or other security agreements, (k) patent licensing agreements or any other agreements, licenses, or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other like terms affecting Seller, the Healthcare Facilities, (l) contracts or commitments providing for payments based in any manner on the revenues or profits of Seller or the Healthcare Facilities, (m) agreements, licenses, or commitments relating to data processing programs, software, or source codes utilized in connection with the Healthcare Facilities, (n) contracts or commitments, whether in the ordinary course of business or not, which restrain, in any manner, the operations of the Healthcare Facilities (including, but not limited to, noncompetition agreements), and (o) contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by Seller. However, with respect to items (f), (g), (m), (n), and (o) above, Seller makes such representations only with respect to those involving future payments, performance of services or delivery of goods to or by Seller in an amount or value in excess of Thirty-Five Thousand Dollars ($35,000) on an annual basis, and to the extent such commitments, contracts, leases and agreements are or are proposed to be Contracts to be assigned to be Contracts.

3.20 The Contracts. Schedule 1.1(h) sets forth a true and complete list of the Contracts. Seller has made available to Buyer true and correct copies of the Contracts. Seller represents and warrants with respect to the Contracts that:

(a) The Contracts constitute valid and legally binding obligations of Seller and are enforceable against Seller in accordance with their terms;

(b) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof; and

(c) All obligations required to be performed by Seller under the terms of the Contracts have been performed in all material respects and each of such Contracts is in full force and effect without material default on the part of Seller.

3.21 Inventory. The Inventory constituting a part of the Purchased Assets is, in the opinion of the Responsible Officers, substantially of a quality and quantity presently usable and salable in the ordinary course of business of the Healthcare Facilities. On the Closing Date, the Inventory at the Hospital will be being maintained at levels sufficient in all material respects for the operation of the Healthcare Facilities in the ordinary course of business consistent with past practice.

3.22 Insurance. Seller has delivered to Buyer an accurate schedule (Schedule 3.22) disclosing the insurance policies covering the ownership and operations of the Healthcare Facilities (other than those related to any Employee Benefit Plans), which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect. Seller has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Except as set forth on Schedule 3.22, Seller has not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies and to Seller’s Knowledge, no such cancellation or amendment is threatened or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to Seller or the Healthcare Facilities.

3.23 Medical Staff Matters. Seller has provided to Buyer a true, correct and complete copy of the Hospital’s medical staff bylaws, rules and regulations. The physicians listed on Schedule 3.23 hereto are current members in good standing of the active Hospital medical staff with privileges to perform medical services at the Hospital. Except as set forth in Schedule 3.23, there are no adverse actions pending with respect to any of the physicians listed on Schedule 3.23 or with any applicant for privileges at the Hospital, and there are no pending, or to Seller’s Knowledge, threatened, disputes with any applicants, staff members, or health professional Affiliates associated with the Hospital, and Seller knows of no basis therefor. Except as set forth in Schedule 3.23, there is no pending appeal periods applicable to any applicant of the Hospital or any of the physicians listed on Schedule 3.23.

3.24 Experimental Procedures. During the past five (5) years Seller has not performed or permitted the performance of any Experimental Procedures involving patients in the Healthcare Facilities not authorized and conducted in accordance with the procedures of the applicable Institutional Review Board.

3.25 Condition of Assets. Except as set forth on Schedule 3.25, substantially all of the tangible Purchased Assets are generally in good condition, ordinary wear and tear excepted. Except as expressly set forth in this Agreement, or the instruments of transfer of the Purchased Assets, to Seller’s Knowledge, Schedule 3.25 lists any known noncompliance with applicable building and safety codes in the buildings, structures, facilities and major equipment.

3.26 Compliance Program. Seller has provided or made available for inspection by or made available for inspection by Buyer a copy of Seller’s current compliance program materials, other than materials subject to a legal privilege which could be waived by such provision, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies pertaining to the Healthcare Facilities. Except to the extent set forth on Schedule 3.26, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (c) has not, to Seller’s Knowledge, been the subject of any government payer program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any qui tam/False Claims Act litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, or, to Seller’s Knowledge, any contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Healthcare Facilities), and (f) has not received any complaints from employees, independent contractors, vendors, physicians, or any other Person that would indicate that Seller has violated any law or regulation. Schedule 3.26 includes a description of each audit and investigation conducted by Seller pursuant to its compliance program during the last three (3) years and related to or involving the Healthcare Facilities. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.27 Disclosure. This Agreement and Schedules and all Closing Documents (as defined below) of Seller do not and will not include any untrue statement of a material fact relating to Seller, the Healthcare Facilities. Copies of all documents referred to in any Schedule, to the extent in Seller’s possession, have been delivered or made available to Buyer and constitute accurate copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder in Seller’s possession. The term “Closing Documents” means those documents executed and delivered by Seller at the Closing pursuant to Section 2 above.

3.28 No Broker. Except as set forth on Schedule 3.28, Seller has not and will not pay any broker, investment banker, financial advisor or other Person or entity on a contingency fee basis in connection with the transactions contemplated by this Agreement.

3.29 No Additional Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY THE SELLER. BUYER HEREBY ACKNOWLEDGES THAT, PRIOR TO THE CLOSING

DATE, IT WILL HAVE CONDUCTED OR HAD THE OPPORTUNITY TO CONDUCT ITS OWN INSPECTION AND INVESTIGATION OF SELLER AND THE PURCHASED ASSETS AND EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, IS PURCHASING THE PURCHASED ASSETS WITH NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER.

3.30 Other Information. Buyer agrees that neither Seller nor any directors, officers, managers, employees, attorneys, accountants, brokers, finders, investment advisors or bankers or other agents will have or be subject to any liability to Buyer or any other Person resulting from the provision to Buyer, or Buyer’s use of, any information, document, or material made available to Buyer by Seller in any “data room” (electronic or otherwise), management presentation or any other form in anticipation of the transactions contemplated by this Agreement, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained herein. In connection with Buyer’s investigation of the Healthcare Facilities, Buyer may have received from or on behalf of Seller of a budget for fiscal 2013 operation of the Healthcare Facilities. Buyer acknowledges that there are uncertainties inherent in attempting to develop such a budget related to estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such budget.

3.31 Third Party Payor Cost Reports. Seller has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.31. To Seller’s Knowledge, all of such cost reports accurately reflect the information required to be included thereon and such cost reports do not claim reimbursement in any amount in excess of the amounts to which Seller believes it is entitled by law or applicable agreements. Schedule 3.31 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and, to the Seller’s Knowledge, any and all other unresolved claims or disputes in respect of such cost reports. Seller has established adequate reserves to cover any potential reimbursement obligations that seller may have in respect of any such third party cost reports, and such reserves are set forth in the Financial Statements.

3.32 Intellectual Property; Computer Software. The material items of Intellectual Property currently owned, leased or licensed by Seller are listed in Schedule 3.32. No proceedings are pending, or to the Seller’s Knowledge, threatened, which challenge the validity of the ownership by Seller of such Intellectual Property and, to the Seller’s Knowledge, there is no basis therefor. Seller has not licensed anyone to use such Intellectual Property and to the Seller’s Knowledge, there is no use or infringement of any such Intellectual Property by any other person. To the Seller’s Knowledge, Seller owns (or possesses adequate and enforceable licenses or other rights to use) the items of Intellectual Property, and computer software programs and similar systems used in the conduct of its business except for Intellectual Property, and those items of software and similar items, owned or licensed by or to Parent and held or made available for use by its hospital and other subsidiaries including Seller.

3.33 Improper Payments. To the Knowledge of Seller, neither it nor any of their respective directors, officers, employees or agents, have made any bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with the Seller has not proposed or offered to make or receive any such illegal payments.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Seller the following:

4.1 Existence and Capacity. Buyer is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a) are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action;

(b) except as provided in Buyer’s Schedule 4.2 to this Agreement, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound; and

(d) will not violate any statute, law, rule, regulation or, to the Knowledge of Buyer, any judgment, writ, injunction, decree, or order of any governmental authority.

4.3 Binding Agreement. This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof except as such enforcement may be limited by laws affecting creditors’ rights generally and by general equitable principles.

4.4 Available Capital. Buyer has funds in amounts sufficient to pay the Purchase Price to the Seller and will at the Closing have immediately available funds, which are sufficient to pay the Purchase Price.

4.5 Litigation or Proceedings. Other than as set forth on Schedule 4.5 hereto, there is no proceeding pending or, to the Knowledge of Buyer, threatened against Buyer (or any Affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement.

4.6 Performance. To the Knowledge of Buyer, there are no facts or circumstances that may reasonably be expected adversely to affect in any material respect Buyer’s ability to perform its obligations under this Agreement.

5. COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing (or earlier termination of this Agreement):

5.1 Information. Seller shall afford Buyer access on a strictly confidential basis (i) to the officers and authorized representatives of Buyer to inspect the Purchased Assets at a time scheduled with Seller’s Representative, (ii) to the books, and records of the Healthcare Facilities and the Responsible Officers of Seller at a time scheduled with Seller’s Representative; and (iii) at reasonable times, to such additional financial and operating data, employee lists with length of service and rates of pay, and other information in Seller’s possession regarding the business, employees and properties of Seller pertaining to the Healthcare Facilities as Buyer may from time to time reasonably request. Buyer’s right of access and inspection shall be exercised in a strictly confidential manner so as not to interfere with the normal operations of the Healthcare Facilities or Seller, and shall be coordinated by Buyer’s Representative through Seller’s Representative.

5.2 Operations. Seller will:

(a) carry on its business pertaining to the Healthcare Facilities in substantially the same manner as presently conducted, and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Healthcare Facilities;

(b) maintain the Hospital and substantially all the parts thereof in normal operating condition, ordinary wear and tear excepted;

(c) perform its obligations under material agreements relating to or affecting the Healthcare Facilities;

(d) keep in full force and effect present insurance policies or other comparable insurance pertaining to the Healthcare Facilities; and

(e) use commercially reasonable efforts to maintain and preserve its business organizations at the Healthcare Facilities intact, retain its present employees and maintain its relationships with physicians, suppliers, customers, and others having business relations with the Seller.

5.3 Negative Covenants. Seller will not, without the prior written consent of Buyer (no such consent to be unreasonably withheld, delayed or conditioned):

(a) amend or terminate any of the Contracts, enter into any contract or commitment, or incur or agree to incur any liability of or relating to the Healthcare Facilities, except as provided herein or in the ordinary course of business of the Healthcare Facilities and in no event greater than Thirty-Five Thousand Dollars ($35,000) per item and except that any new physician employment agreement shall require Buyer’s consent, no such consent to be unreasonably withheld or delayed;

(b) except in the ordinary course of Business, enter into any contract or commitment related to the Healthcare Facilities with physicians or other referral sources;

(c) except in the ordinary course of Business, increase benefits arrangements or compensation payable or to become payable, or make any bonus payment to or otherwise enter into one or more bonus agreements (including, without limitation, adopt any employee retention plan or severance plan other than such “stay or retention bonus” for one or more executives of Seller as may reasonably be deemed advisable by Seller) with any Seller employee, except in the ordinary course of business in accordance with existing personnel policies;

(d) sell, assign, lease, or otherwise transfer or dispose of any property, plant, or material equipment pertaining to the Healthcare Facilities except in the normal course of business with comparable replacement thereof;

(e) incur costs in respect of construction-in-progress pertaining to the Healthcare Facilities in excess of Thirty-Five Thousand Dollars ($35,000) in the aggregate;

(f) take any material action outside the ordinary course of business of Seller except as required hereunder in in connection herewith or as provided in any transition services plan mutually agreed upon with Buyer;

(g) sell, transfer, otherwise dispose of any Purchased Assets or reduce inventory of the Healthcare Facilities, except in any such case in the ordinary course of business;

(h) enter into a collective bargaining agreement;

(i) make charitable contributions on behalf of the Healthcare Facilities other than the provision of indigent and charity care services consistent with historic practices;

(j) without first obtaining Buyer’s consent (which consent may be withheld in Buyer’s sole discretion), convey any rights in the Owned Real Property, or enter into any option, lease, security documents, easement or similar agreement, which in any such case grants to any person or entity (other than Buyer) any rights with respect to the Owned Real Property or any part thereof or any interest therein;

(k) change in any material respect accounting, collection or payment practices or policies in respect of the Healthcare Facilities, except as required by law or changes in GAAP;

(l) enter into any agreement which is reasonably expected to have a Material Adverse Effect on the Healthcare Facilities; or

(m) commence a lawsuit outside ordinary course of business.

5.4 Governmental Approvals. Seller shall (i) use commercially reasonable efforts to obtain governmental approvals (or exemptions therefrom), if any, which are necessary or required to allow Seller to perform its obligations under this Agreement; and (ii) cooperate reasonably with Buyer and its representatives and counsel as reasonably requested by Buyer in connection with Buyer obtaining any governmental approvals, licenses and permits (or exemptions therefrom) which are necessary for consummation of the transactions contemplated herein.

5.5 Additional Financial Information. Within five (5) Business Days after they are completed (but in any event no later than thirty (30) days following the end of each calendar month prior to Closing), Seller shall deliver to Buyer true and complete copies of the internal department financial and operational reports (collectively, the “Interim Statements”) of, or relating to, the Healthcare Facilities for each month then ended, together with a year to date summary. The Interim Statements will be based upon the books and records of Seller and fairly represent in accordance with GAAP in all material respects (except as to the absence of footnotes and subject to audit adjustments) its financial condition and results of operations as of the dates indicated thereon.

5.6 No-Shop Clause. Seller agrees that it will not, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to at any time following the date of this Agreement and prior to the Closing Date: (i) offer for sale the Purchased Assets or for sale or lease all or any significant portion of the Purchased Assets or any ownership interest in Seller, (ii) solicit offers to buy all or any significant portion of the Purchased Assets or any ownership interest in Seller, (iii) initiate, or negotiate with any Person any proposal or offer relating to any disposition of all or any significant portion of the Purchased Assets, or a merger or consolidation of Seller, or (iv) enter into any agreement with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any significant portion of the Purchased Assets or any ownership interest in Seller or with respect to a merger or consolidation of Seller.

5.7 Medical Staff Disclosure. Seller shall deliver to Buyer a written disclosure containing a brief description of any adverse actions by Seller taken against medical staff members or applicants of the Hospital during the past three (3) calendar years which Seller believes may reasonably be expected to result in claims or actions against Seller.

5.8 Surveys. Within five (5) Business Days of the execution of this Agreement by the parties hereto, Seller shall deliver or make available copies of any existing survey in Seller’s possession of the Owned Real Property to Buyer. Buyer shall be entitled to obtain at Buyer’s expense current as-built surveys of the Owned Real Property (collectively, the “Surveys”).

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall use commercially reasonable efforts to obtain all governmental approvals, licenses and permits (or exemptions therefrom) that are attainable prior to Closing, which are necessary or required to allow Buyer to perform its obligations under this Agreement and to assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

6.2 Title Commitment. Buyer shall be responsible, at its expense, for obtaining such title commitment for the Owned Real Property (“Title Commitment”) issued by such title insurance company as shall be acceptable to Buyer and Seller (the “Title Company”). Buyer shall be entitled to object to any title matters shown on the Title Commitment or Surveys, in its discretion, by a written notice of objections delivered to Seller on or before October 15, 2014. Buyer agrees that each of the Permitted Encumbrances listed in Schedule 3.12 shall not be included in any such notice of objections, unless any such Permitted Encumbrance would materially impair the continued use and operation of the Healthcare Facilities in the manner currently operated by Seller. Seller shall have no obligation to remove or cure title objections, except for the following items, which shall be removed or cured by Seller by or at Closing: (i) lien for taxes for calendar years prior to 2014, (ii) the Deed of Trust, Security Agreement and Fixture Filing securing future advances dated March 19, 2012 between Seller, as grantor, and Pioneer Bank, SSB, as beneficiary, recorded in Deed Book 0230, Page 62 of the real estate records of Callaway County, State of Missouri, (iii) that certain Security Agreement between Seller and Pioneer Bank, SSB, as secured party, dated March 19, 2012, and (iv) any exceptions or encumbrances to title which are created by Seller after the date of this Agreement and not permitted by Section 5.3(j). As to any other exceptions or objections raised by Buyer, Seller shall have ten (10) Business Days from the receipt of Buyer’s notice of objections to have such exceptions or objections removed, or, if acceptable to Buyer, to provide affirmative title insurance protection for such exceptions satisfactory to Buyer in Buyer’s sole discretion. If Seller fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections reasonably satisfactory to Buyer in Buyer’s sole discretion within such ten (10) day period, then Buyer may elect to terminate this Agreement by delivering written notice to Seller no later than three (3) business days following such period. Buyer shall have the right at any time on or prior to the Closing Date to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect. Buyer shall have the right to object to any adverse change in title (to the extent not arising by, through or under Buyer) which first appears of record after the date of this Agreement and on or prior to the Closing Date which change would materially adversely affect the use of the Healthcare Facilities in and for substantially the use to which such Healthcare Facilities are presently being employed or involve a loss in the fair market value (as reasonably determined by independent appraisal) of the Owned Real Property in excess of $175,000, and if Seller cannot or will not cure or satisfy any such objection (or any objection which Seller has previously undertaken to cure or satisfy) on or prior to the Closing Date, Buyer may either terminate this Agreement or waive such objection.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and, when read in light which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Seller’s covenants set forth in this Agreement required to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Buyer at or prior to Closing.

7.2 Pre-Closing Confirmations. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that Buyer has:

(a) Received approval from Government Entities to the extent any such approval is required to complete the transactions herein contemplated; and

(b) Obtained the other consents and approvals set forth on Schedule 7.2 (the “Required Consents”) as may be legally or contractually required for the consummation of the transactions described herein.

7.3 Title Commitment. At the Closing, Buyer, after using commercially reasonable efforts to obtain, shall, at its sole cost and expense, have obtained, from the Title Company a commitment to issue an owner’s title policy to Buyer on the Owned Real Property, on the Closing Date, assuming the payment of an amount no greater than its standard rate, its standard ALTA form owner’s policy of title insurance, insuring in the amount of the fair market value (as reasonably determined by independent appraisal) of the Owned Real Property that title to the Owned Real Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Encumbrances that Seller is not required to remove or cure pursuant to Section 6.2, unless Seller otherwise removes or cures any such encumbrance (other than Permitted Encumbrances which Seller is not required to remove) after objection thereto by Buyer pursuant to Section 6.2.

7.4 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5 Adverse Change. Since the date hereof, there shall not have occurred any event, change or occurrence that has had a Material Adverse Effect on Seller, and Seller shall not have suffered any material loss or damage to the Purchased Assets in excess of $50,000 not covered by insurance.

7.6 Insolvency. Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller (individually, an “Insolvency Event”, and, collectively, “Insolvency Events”).

7.7 Consents. All consents of third parties under the Contracts, if any, or from lessors in respect of the Leased Real Property, which are material and reasonably necessary to complete effectively the transactions herein contemplated shall have been obtained.

7.8 Vesting. Seller shall have transferred and conveyed to Buyer, the Purchased Assets accompanied by such instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Purchased Assets.

7.9 Closing Deliveries. Seller shall have made the deliveries required to be made by it under Section 2.1 hereof.

7.10 Governmental Authorizations. Buyer shall have obtained all material licenses, permits, approvals, certificates of need and authorizations from governmental agencies or governmental bodies that are customarily obtainable prior to Closing and necessary or required for Buyer to complete the transactions contemplated by this Agreement and the operation of the Hospital by Buyer after the Closing. Buyer and Seller shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for completion by Seller of the transactions contemplated by this Agreement. All consents, waivers and estoppels of third parties which are reasonably necessary to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Buyer.

7.11 Data Migration. Seller agrees to use commercially reasonable efforts to cause MedHost, Inc. to create a new general ledger and accounts payable set of files separate from Seller’s data for Buyer. The quoted price for these services received by Seller from MedHost is $6,000.00 plus a divestiture fee of $7,500.00. Seller agrees to pay MedHost for these services not to exceed $15,000.00 if the transaction contemplated by this Agreement is closed by September 1st 2014. Seller agrees to share equally in the cost of such fees of MedHost if the Closing occurs between September 2nd 2014, and September 15th 2014, and if the Closing occurs after September 15, 2014, the Buyer will be responsible for payment of such fees.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct (in the case of representations and warranties qualified by materiality or Material Adverse Effect) or true and correct in all material respects (in the case of the other representations and warranties) as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Seller at or prior to Closing.

8.2 Release of Obligations under RDA Loan. Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller that Seller and its indirect parent, SunLink Health Systems, Inc. has been released from all obligations under the RDA Loan.

8.3 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no written notice shall have been received from any governmental agency or governmental body indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by Buyer or any of its Affiliates or to impose any restraint or restriction on Buyer’s operation of the Healthcare Facilities following the Closing.

8.4 Closing Deliveries. Buyer shall have made the deliveries required to be made by it under Section 2.2 hereof.

8.5 Buyer’s Due Diligence. Buyer, acting reasonably and in good faith, shall not have advised Seller in writing on or before March 25, 2014 that Buyer is unsatisfied with its due diligence investigation of and with respect to Seller and the Purchased Assets.

9. COVENANTS NOT TO COMPETE.

9.1 Seller’s Covenant Not to Compete and Non-Solicitation. Seller hereby covenants that at all times from the Closing Date until the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall cause Parent and its Affiliates, and each of their successors and assigns, not to, directly or indirectly, (i) except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), own, lease, manage, operate, Control, or participate in any manner with the ownership, leasing, management, operation or Control of any business which offers services in competition with those services being provided by the Hospital as of the date of this Agreement within a fifty (50) mile radius of Fulton, Missouri (the “Territory”) without Buyer’s prior written consent (which Buyer may withhold in its discretion) or (ii) directly solicit for employment any Person who at Closing was an employee of Seller; provided, however, that the foregoing shall not prevent the operation by Seller of any pharmacy company, home health agency, providing information technology consulting services or assisting or rendering services outside the Territory to any physician on the medical staff of any hospital of Parent or its subsidiaries or Affiliates who may draw patients from within the Territory to the extent such services are customary and usual services provided to members of such hospital’s medical staff generally.

9.2 Remedies. In the event of a breach of this Section 9, the parties recognize that monetary damages would be inadequate to compensate the injured party and the injured party shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting the parties from pursuing any other remedy available to them for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of the other party and its

Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The parties further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for the parties entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable. The party who substantially prevails in an action to enforce this Section 9, shall be entitled to an award of costs and attorneys’ fees to be paid by the non-prevailing party. The Parties agree that in construing this Section 9 in an enforcement action, the court should seek to comport with the reasonable intent and expectations of the Parties and in favor of providing reasonable protection of all legitimate business interest of the Buyer; and further if a court finds that a contractually specified restraint of Section 9 is overly broad, restrictive, or otherwise violates laws applicable to the scope of the restrictive covenant, then the Parties agree that the court may modify the restraint provision and grant only the relief reasonably necessary to protect such interest, or interests, and to achieve the original intent of the Parties to the extent possible.

10. ADDITIONAL AGREEMENTS.

10.1 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time upon the occurrence of any one of the following: (i) on or prior to the Closing Date by mutual consent of Seller and Buyer; (ii) on or prior to the Closing Date by Buyer, if satisfaction of any condition to Buyer’s obligations under Section 7 of this Agreement becomes impossible with the use of commercially reasonable efforts (unless the failure results primarily from Buyer’s breaching any representation, warranty or covenant herein) and such condition shall not have been waived by Seller; (iii) on or prior to the Closing Date by Seller, if satisfaction of any condition to Seller’s obligations under Section 8 of this Agreement becomes impossible with the use of commercially reasonable efforts (unless the failure results primarily from Seller’s breaching any material representation, warranty, or covenant herein) and such condition shall not have been waived by Buyer; (iv) by Buyer if a Material Adverse Effect shall have occurred to Seller which shall not have been remedied or cease to exist, in either case, within ten (10) Business Days after the occurrence thereof, (v) by Buyer or Seller if the Closing Date shall not have taken place by December 31, 2014 unless extended by mutual agreement of Buyer and Seller; or (vi) by Buyer pursuant to Section 12.1 hereof.

10.2 Professional and General Liability Coverage. Seller shall, at its sole cost, obtain and maintain for a period of not less than two (2) years after Closing, “tail” insurance coverage from insurers to insure against the professional and general liabilities of the Healthcare Facilities naming seller and Buyer and its Affiliates as additional insureds and at coverage levels of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate and on other terms at least equivalent to the current policies insuring Seller and its Affiliates in pre-closing operations of the Healthcare Facilities.

10.3 Post Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to Seller or the Purchased Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

10.4 Preservation and Access to Records After the Closing.

(a) After the Closing, Buyer shall, in the ordinary course of business and to the extent as required by law, keep and preserve in their original form the medical and billing records of patients in the Healthcare Facilities as of the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Healthcare Facilities it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records of Seller which are located at the Healthcare Facilities at the Closing or at the Healthcare Facilities after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. §1395(v)(l)(i)), the privacy and security requirements of the Administrative Simplification subtitle of the HIPAA and applicable state requirements with respect to medical privacy and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Healthcare Facilities after Closing.

(b) Upon reasonable notice, during normal business hours, at no out-of-pocket cost or expense to Buyer, Buyer will afford to the representatives of Seller access to and copies of the patient medical and billing records of the Healthcare Facilities to the extent they relate to any services performed or bills rendered during any period prior to Closing for reasonable business purposes. Upon reasonable notice, during normal business hours and at no out-of-pocket cost or expense to Buyer, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing for the foregoing purposes. In addition, Seller shall be entitled, at Seller’s sole risk, to remove from the Healthcare Facilities copies of any such patient and/or billing records, but only for purposes of pending litigation involving a patient to whom such records refer upon Buyer’s receipt of any required consents and authorizations. Any patient record so removed from the Healthcare Facilities shall be promptly returned to Buyer following its use by Seller. Any access to the Healthcare Facilities, their records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer.

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or reimbursement effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent advice with respect to tax and reimbursement matters and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of Section 12.9 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Purchased Assets delivered to Buyer at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Patient Billings.

(a) Buyer Receivables. Buyer shall be entitled to the accounts receivable which arise from services provided to patients of the Healthcare Facilities after the Closing Date (the “Buyer Receivables”). The Buyer Receivables shall include, without limitation amounts prepaid by patients to compensate for hospital days and collectible receivables attributable to services rendered on or after the Closing Date to patients of the Healthcare Facilities who were patients of the Healthcare Facilities prior to the Closing and patients of the Healthcare Facilities after the Closing (the “Straddle Patients”).

(b) Seller Receivables. To compensate Seller for services rendered and medicine, drugs and supplies provided by Seller prior to the Closing Date with respect to the Straddle Patients, the following shall apply:

(i) Cut-off Billings. To the extent that a payor will accept a cut-off billing, Seller shall prepare cut-off billings for all Straddle Patients as of the date immediately preceding the Closing Date. All payments which are received related to the cut-off billings will be property of Seller.

(ii) Cut-off Billings Not Accepted. If the payor of any Straddle Patient cannot or does not for any reason accept cut-off billings, then Buyer, to the extent Seller or Buyer has an agreement with such payor, shall submit billings to such payor for the entire portion of such Straddle Patient’s stay. To the extent applicable, Buyer shall provide to Seller a copy of all remittance advices or other documentation related thereto within fifteen (15) days after submitting claims for Straddle Patients to payors. To the extent Buyer or Seller is entitled to receive funds from such payor, Buyer or Seller, as the case may be, shall remit to the other within fifteen (15) days after each receipt of payment with respect to such billing the amount determined owing to it computed by:

(x)	multiplying the total payment received for such Straddle Patient by a fraction, (A) to determine any amounts due Seller, the numerator of which shall be the number of days such Straddle Patient was a patient on or prior to the Closing Date, (B) to determine any amounts due Buyer, the numerator of which shall be the number of days such Straddle Patient was a patient after the Closing Date, and (C) in either case of (A) or (B), the denominator of which shall be the total number of days such Straddle Patient was a patient, both before and after the Closing Date; and

(y)	and subtracting any deposits or co-payments made by the applicable patient to the Seller prior to Closing in the case of any amounts otherwise owing to Seller, or to Buyer after the Closing in the case of any amounts otherwise owing to Buyer, which were not applied to its respective cut-off billings.

To the extent that Buyer or Seller does not have an agreement with such payor, then Buyer shall within fifteen (15) days after the date of discharge of any Straddle Patient, provide Seller with such assignments and documentation as may be necessary, including but not limited to remittance advices or other documentation related thereto, for Seller to submit billings to such payor for the entire portion of such Straddle Patient’s stay. Seller shall then remit to Buyer within fifteen (15) days after each receipt of payment with respect to such billing the amount determined by multiplying the total payment received for such Straddle Patient by a fraction, the numerator of which shall be the number of days such Straddle Patient was a patient following the Closing Date, and the denominator of which shall be the total number of days such Straddle Patient was a patient, both before and after the Closing Date.

10.9 Cost Reports. Within the time required by statute and regulation, Seller will prepare and file with respect to the Healthcare Facilities all facility and home office cost reports relating to periods ending prior to the Closing Date, including terminating cost reports for Medicare, Medicaid and other applicable governmental and private health benefit plans. Seller will provide copies of all such cost reports to Buyer. All amounts due to, or owed by, Seller for any such cost report settlements or adjustments will be for the account of Seller. Seller shall, within ten (10) Business Days after receipt of Buyer’s written request therefor, reimburse Buyer for any cost report adjustments or other Medicare, Medicaid or other governmental program or third party payor adjustments withheld from Buyer after the Closing Date consisting of overpayments, adjustments or other amounts owed by Seller for any period prior to the Closing Date. Buyer shall, within ten (10) Business Days after receipt of Seller’s written request therefor, reimburse Seller for any cost report adjustments or other Medicare, Medicaid or other governmental program or third party payor adjustments or payments paid to Buyer after the Closing Date consisting of underpayments, adjustments or other amounts owed to Seller for any period prior to the Closing Date.

10.10 Other Payments. If (i) Buyer receives any amount from (x) Medicare or Medicaid for cost-based patients, from any patient (including prepaid amounts), or from any other payor which relates to services rendered by Seller prior to Closing, Buyer shall remit said full amount to Seller in accordance with Section 1.8 hereof and/or (y) claims and settlements made under cost reports filed, or to be filed, for periods prior to Closing relating to services rendered up to the Closing, Buyer shall promptly remit said full amount to Seller or (ii) Seller receives any amount from Medicare or Medicaid for cost-based patients, from any patient (including prepaid amounts), or from any other payor which relates to services rendered by Buyer after Closing, Seller shall promptly remit said full amount to Buyer.

10.11 Employee Matters.

(a) After the Closing Date, Buyer shall continue the employment of substantially all the active employees of the Healthcare Facilities in good standing as of the Closing Date, subject to Buyer’s normal employment qualifications for employment, in positions and at compensation levels reasonably consistent with those being provided by Seller immediately prior to the Closing Date (“Retained Employees”). Nothing herein shall be deemed to create or grant to any such employees of Seller third party beneficiary rights or claims of any kind or nature. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that Buyer shall continue employment of at least the minimum number of Seller’s employees as of the Closing, and upon such terms of employment, as necessary so as not to cause Seller to violate the WARN Act (defined below) in connection with the transition of the ownership of Seller from Seller to Buyer at the Closing. Buyer shall (i) promptly upon Closing place all Retained Employees under Buyer’s employee benefit plans and (ii) continue to recognize the Retained Employees’ accrued seniority for purposes of Buyer’s employee benefit plans to the extent allowed or authorized by terms, qualifications and limitations of said plans, and to the extent that such recognition does not require retroactive funding by Buyer for time or seniority accumulated by an employee of Seller prior to Closing.

(b) Within the period of ninety (90) days before the Closing, Seller shall not, and within the ninety (90) days following the Closing, Buyer shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act. With respect to terminations of employees following the Closing, Buyer shall be responsible for any notification required under the WARN Act. In respect of the employees employed by Buyer, it shall provide such employees with employee benefits consistent with the benefits generally offered to similarly-situated employees of Affiliates of Buyer in the same geographic area as the Healthcare Facilities.

(c) Buyer will credit each eligible Retained Employee and their eligible dependents under applicable Buyer employee welfare benefit plans with any deductibles, co-payments or other cost-sharing amounts attributable to the Retained Employee or eligible dependent under the Seller’s employee welfare benefit plans, as the case may be, following receipt by Buyer of reasonable evidence of any such deductibles, co-payments and/or other cost-sharing amounts.

10.12 Use of Hospital Forms, Policies and Records. For a period of sixty (60) days following the Closing Date, Seller shall permit Buyer to continue to use all electronic and printed forms and policies (the “Hospital Forms”) historically used by Seller in connection with the operation of the Healthcare Facilities, regardless of whether such forms contain Seller’s trade names, trademarks and/or service marks.

10.13 Misdirected Payments, Etc. Seller covenants and agrees and Buyer covenants and agrees, to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to Closing and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered by Buyer after Closing. In the event that, following Closing, Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to it, consisting of amounts owing under any such programs by Seller or any of its Affiliates, Seller shall promptly upon demand from Buyer pay to Buyer or Seller the amounts so offset. Buyer agrees to cooperate with and assist Seller after Closing with collection of Accounts Receivable, and in exchange Seller shall pay Buyer a fee calculated as 5% of all Accounts Receivable collected by, or with the assistance of, Buyer after Closing.

11. INDEMNIFICATION.

11.1 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers and employees (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) (individually, a “Loss” and collectively, “Losses”) that such Seller Indemnified Party incurs as a result of (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, unless waived by Seller at Closing, or (iii) any of the Assumed Liabilities, or (iv) any claim made against Seller by a third party with respect to the operation of the Healthcare Facilities by Buyer on or following the Closing Date (including without limitation, any claim that Buyer or its Affiliates violated applicable laws or billed for services improperly, and any claim associated with Buyer’s use of the Hospital Forms).

11.2 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers and employees (collectively, “Buyer Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a result of (i) any misrepresentation or breach of warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement, unless waived by Buyer at Closing, (iii) any of the Retained Liabilities, or (iv) any claim made against Buyer Indemnified Parties by a third party with respect to the operation of the Healthcare Facilities by Seller prior to the Closing Date (including without limitation, any claim that Seller or its Affiliates violated applicable laws or billed for services improperly).

11.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the Person giving the indemnity (the “Indemnifying Party”) in writing of the same within ten (10) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.3 notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.4 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same as promptly as possible but in any event within ten (10) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the

Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows: (i)with respect to Buyer Losses arising under Section 11.2, the Claims Period shall continue until the second (2nd) anniversary of the Closing Date and (ii) with respect to Seller Losses, the Claims Period shall until the second (2nd) anniversary of the Closing Date; Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at the such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. Further notwithstanding the foregoing, the Claims Period with respect to Seller’s indemnity obligations (a) under the following Sections, shall survive until the third (3rd) anniversary of the Closing: Section 11.2(i) with respect to breach of Sections 3.9, 3.15 and 11.2(iv), (b) arising from Seller’s common law fraud, willful misconduct or criminal activity, shall survive the Closing for the applicable statute of limitations, and (c) under the following Sections, shall survive the Closing for the applicable statute of limitations: Section 11.2(i) with respect to breach of Sections 3.1, 3.2, 3.3, and 3.17, Section 11.2(ii) and Section 11.2(iii).

11.6 Liability Limits.

(a) Notwithstanding anything to the contrary set forth in this Agreement, Buyer Indemnified Parties shall not make a claim against the Seller for indemnification under this Agreement for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds Seventy-Five Thousand Dollars ($75,000) (the “Threshold”) in which event Buyer Indemnified Parties may claim indemnification for all Buyer Losses, in excess of Thirty-Five Thousand Dollars ($35,000).

(b) Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of the Seller for indemnification or any other claim under this Agreement shall not exceed (i) One Million Dollars ($1,000,000) or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) in the case of claims against Seller with respect to the recapture of any payment made under the FRA Program, or Government Programs and Blue Cross cost reports filed by Seller, or to be filed, for or relating to periods prior to Closing for services rendered by Seller up to the Closing (the “Cap”).

(c) In no event shall either party be liable hereunder or in connection with the transactions contemplated hereby for any consequential, special, exemplary or punitive damages. Further notwithstanding anything herein to the contrary, neither the Threshold nor the Cap shall apply to any Indemnified Party’s claim for indemnity against Seller or Buyer arising from any common law fraud by Seller or Buyer.

(d) For purposes of determining Losses under this Article XI, all qualifications as to materiality in any representation and warranty or any covenant will be disregarded.

11.7 Effect of Taxes, Insurance and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Section 11, shall be reduced (a) to take account of any net tax benefit realized arising from the incurrence or payment of any such Loss, (b) by the insurance proceeds received with respect to any such Loss, and (c) by any other amount recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Loss. If any Indemnified Party shall have received any indemnification payment pursuant to this Section 11 with respect to any Loss, such Indemnified Party shall administratively file in good faith claims with any insurers to recover reimbursement for any such Losses under any applicable insurance policy and shall pursue such recovery in good faith. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have a claim against a third party other than any insurer, such Indemnified Party shall, upon request and at the option of the Indemnifying Party either (i) pursue such claim in good faith by adequate proceedings and promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery) or (ii) assign such claim to the Indemnifying Party and permit the Indemnifying Party to pursue such claim in the Indemnified Party’s name, place and stead.

12. MISCELLANEOUS.

12.1 Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Seller may update the Seller’s Schedules and or Buyer may update Buyer’s Schedules, subject to the other party’s approval rights described below. Any other provision herein to the contrary notwithstanding, the Seller’s Schedules and all other Schedules, Exhibits, or other instruments provided for herein and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed within ten (10) days after the date hereof or prior to the Closing, whichever is sooner. It shall be deemed a condition precedent to the obligations of the parties hereto that any material updating or other Schedules, Exhibits, and related documents, instruments, books, and records shall meet with the good faith approval of the non-updating party, no such approval to be unreasonably withheld or delayed.

12.2 Additional Assurances. The provisions of this Agreement shall be self operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may reasonably deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest the Purchased Assets in Buyer. Additionally, each party shall cooperate and use its best efforts to have its present directors, officers, and employees cooperate with the other party on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to the items subject to this Agreement.

12.3 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.4 Legal Fees and Costs. In the event a party elects to incur legal and other expenses to enforce any provision of this Agreement by judicial proceedings, the substantially prevailing party will be entitled to recover such expenses, including, without limitation, reasonable attorneys’ fees and costs in addition to any other relief to which such party shall be entitled.

12.5 Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Missouri. By execution of this Agreement, the parties acknowledge and agree that any dispute or claim either party has against the other arising out of or in any way connected with the rights, obligations, or responsibilities contained in the Agreement shall, to the extent such dispute or claim is not resolved through non-judicial means (such as business negotiations or alternative dispute resolution), be litigated in a U.S. District Court in the State of Missouri, and, accordingly, the Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the U.S. District Court for the Eastern District of Missouri as proper forum for resolution of any dispute or claim between the parties with proper federal jurisdiction.

12.6 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

12.7 No Brokerage. Subject to Section 3.28, Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein, except that the Seller has engaged (at its sole cost and expense) B.C. Ziegler and Company. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.8 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as set forth herein, the parties agree that, except as set forth in Sections 9, 11.1, 11.2, and 12.4: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, legal counsel and the fees of B.C. Ziegler and Company incurred in connection with the subject matter hereof and any amendments hereto and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto.

12.9 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession or under its Control to the other parties to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.9 would result in immediate and irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.9, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law. With respect to the period prior to Closing, prior to any such disclosure by Buyer of the information, documents, and instruments delivered to Buyer by Seller and its agents, Buyer shall provide notice to Seller and cooperate reasonably and in good faith with Seller at Buyer’s expense to protect the confidentiality of such information to the fullest extent permitted by law. Nothing in this Agreement shall invalidate or affect the obligations of Buyer under any confidentiality or non-disclosure agreement between the parties.

12.10 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller’s and Buyer’s Representatives, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. Further, the initial public announcements regarding the transaction herein contemplated shall be by joint announcement of Seller and Buyer.

12.11 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

12.12 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	HealthMont of Missouri, LLC
c/o Crown Healthcare Investments, LLC
900 Circle 75 Parkway, Suite 1120
Atlanta, GA 30339
Attn.: Robert M. Thornton, Jr.
Fax: 770-933-7010

With a copy to:	Smith, Gambrell & Russell, LLP
Suite 3100 Promenade
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attn.: Howard E. Turner
Fax: 404-685-6894

Buyer:	Fulton Medical Center, LLC.
11221 Roe Avenue, Suite 300
Leawood, Kansas 66211
Fax: 913-386-0765

With a copy to:	Foulston Siefkin LLP
32 Corporate Woods, Suite 600
Overland Park, Kansas 66210
Attention: Scott C. Palecki
Facsimile: 866-346-2033

or to such other address, and to the attention of such other Person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.13 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.14 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.15 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.16 Survival. All of the representations, warranties and post closing obligations made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, for a period of twenty-four months from Closing, except that representations and warranties of Seller under Sections 3.1, 3.2 and 3.3 shall survive the Closing for the applicable statute of limitations and representations and warranties under Section 3.9 shall survive for a period of thirty-six (36) months from Closing. All claims hereunder by Buyer or Seller post Closing shall be subject to and limited by the provisions of Section 11.

12.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.18 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the Closing Date, unless otherwise provided herein or agreed in writing by Seller and Buyer.

12.19 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.20 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

12.21 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.22 Force Majeure. Whenever a period of time is prescribed herein for action to be taken by either Seller or Buyer, except for any obligation for the payment of money, neither shall be liable or responsible for, and there shall be excluded from the computation for any period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of either Seller or Buyer, as the case may be.

12.23 Entire Agreement/Amendment. This Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Purchased Assets shall be borne by Seller prior to the time of Closing and by Buyer thereafter.

12.25 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the term “or” has the inclusive meaning represented by the phrase “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s) and (g) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law means such law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time except in the case of representations and warranties, in which event law means such law as in force and effect at the time such representation or warranty is made. All Section, Exhibit and Schedule references herein are to Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

12.26 Waiver of Bulk Sales Law Compliance. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Purchased Assets are located and all other similar laws applicable to bulk sales and transfers.

12.27 Parent Guaranty. Parent, the indirect owner of all the issued and outstanding membership interests of Seller, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby unconditionally and irrevocably guarantee (as primary obligor and not merely as surety) to Buyer and the Buyer Indemnified Parties, and each of their respective successors and assigns, the performance by Seller of all Seller’s obligations under this Agreement. Such guarantee is a continuing guarantee of performance of the obligations of Seller and shall be binding upon and enforceable against Parent without regard to any change in the status of Parent as indirect owner of Seller or any amendment or modification to any of the obligations of Seller under this Agreement. The liability of Parent hereunder shall (i) not be released or diminished by any modification or alteration of the terms of this Agreement or any forbearance, neglect or delay in seeking performance of the obligations of Seller or those hereby undertaken by Parent and (ii) expire on the fifth (5th) anniversary of the Closing Date.

12.28 Nueterra Guaranty. Nueterra, the owner of all the issued and outstanding membership interests of Buyer, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby unconditionally and irrevocably guarantee (as primary obligor and not merely as surety) to Seller and the Seller Indemnified Parties, and each of their respective successors and assigns, the performance by Buyer of all Buyer’s obligations under this Agreement to be performed up to and including Closing. Such guarantee is a continuing guarantee of performance of the obligations of Buyer and shall be binding upon and enforceable against Nueterra without regard to any change in the status of Nueterra as owner of Buyer or any amendment or modification to any of the obligations of Buyer under this Agreement. The liability of Nueterra hereunder shall not be released or diminished by any modification or alteration of the terms of this Agreement or any forbearance, neglect or delay in seeking performance of the obligations of Buyer or those hereby undertaken by Nueterra.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

HEALTHMONT OF MISSOURI, LLC

By:
Name:
Title:

CROWN HEALTHCARE INVESTMENTS, LLC

By:
Name:
Title:

FULTON MEDICAL CENTER, LLC

By:
Name:
Title:

NUETERRA HOLDINGS, LLC

By:
Name:
Title:

Exh D-1